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                                 LAW OFFICES OF


                         SAUL, EWING, REMICK & SAUL LLP
BERWYN, PENNSYLVANIA             CENTRE SQUARE WEST           PRINCETON, NEW JERSEY
HARRISBURG, PENNSYLVANIA   1500 MARKET STREET, 38th FLOOR     WILMINGTON, DELAWARE
NEW YORK, NEW YORK           PHILADELPHIA, PA 19102-2186

                                 (215) 972-7777

                               Fax: (215) 972-7725
                        Internet Email: lawyers@saul.com
                       World Wide Web: http://www.saul.com


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                                                                  June 29, 1998


Lenfest Communications, Inc.
c/o The Lenfest Group
200 Cresson Boulevard
Oaks, PA  19456

Ladies and Gentlemen:

         As counsel to Lenfest Communications, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation and filing of the Company's Registration Statement on Form S-4 (Registration No. 333-51589) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to $150,000,000 in aggregate principal amount of the Company's 7-5/8% Senior Notes due 2008 and $150,000,000 in aggregate principal amount of the Company's 8-1/4% Senior Subordinated Notes due 2008.

         In our opinion, the statements in the prospectus contained in the Registration Statement (the "Prospectus") under the caption "Certain Material Federal Income Tax Consequences," to the extent they constitute matters of law or legal conclusions, are accurate in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the Prospectus.


                                        Sincerely,

                                        /s/  Saul, Ewing, Remick & Saul LLP